Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

March 7, 2022

Goldenstone Acquisition Limited

4360 E New York St.
Aurora, IL 60504

Re: Goldenstone Acquisition Limited

Ladies and Gentlemen:

We have acted as counsel to Goldenstone Acquisition Limited, a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of up to (i) 5,750,000 units (the “Firm Units”), which includes 750,000 Units that may be purchased by the underwriters pursuant to an option to purchase additional units to cover over-allotment, if any, (ii) one unit purchase option entitling the representative of the underwriters to purchase 270,250 Units (the “UPO”), (iii) 270,250 Units underlying the UPO (the “Representative’s Units”, and, together with the Firm Units, the “Units”). Each Unit consists of (i) one share (each a “Public Share”) of Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”), (ii) one Warrant (the “Warrants”) to purchase one-half of one share of Common Stock (each a “Warrant Share”), (iii) one Right (the “Rights”) to receive one-tenth of one share of Common Stock upon the completion of an initial business combination, (iv) 602,025 shares of Common Stock underlying the Rights (the “Rights Shares”) and 57,500 shares of Common Stock issuable to the representative of the underwriters (together with the Public Shares and the Rights Shares, the “Shares”). The Warrants will be issued and sold pursuant to the terms of the Warrant Agreement (the “Warrant Agreement”)and the Rights will be issued pursuant to the terms of the Rights Agreement (the “Rights Agreement”), each of which has been filed as an exhibit to the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Warrant Agreement, the Rights Agreement, the UPO and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Goldenstone Acquisition Limited

March 7, 2022

Based upon the foregoing, we are of the opinion that (i) the Firm Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, (ii) the UPO has been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be a valid and legally binding obligation of the Company, (iii) the Representative’s Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against payment therefor upon exercise of the UPO in accordance with the terms therein, will be valid and legally binding obligations of the Company, (iv) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (v) the Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (vi) the Rights have been duly authorized by the Company and, provided that the Rights have been duly executed and delivery by the Company and duly delivered to the purchasers thereof against payment therefor, the Rights, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP